Exhibit 10.10.2

EIGHTH WAIVER, AMENDMENT AND FORBEARANCE AGREEMENT

This Eighth Waiver, Amendment and Forbearance Agreement (“Waiver”) is effective as of August 16, 2004 and relates to the Warrant Agreement dated as of May 12, 2003 (the Warrant Agreement”) among NewWest Mezzanine Fund, LP (“NewWest”), KCEP Ventures II, L.P. (“KCEP”), Convergent Capital Partners I, L.P. (“Convergent”), James F. Seifert Management Trust dated October 8, 1992 (the “Trust”) (collectively, the “Purchaser”) and ACT Teleconferencing, Inc. (“Holdings”), as amended and the Note Agreement dated as of May 12, 2003 among NewWest, KCEP, Convergent, the Trust, Holdings and certain subsidiaries of Holdings (the “Note Agreement”). Other capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note Agreement.

Recitals

Holdings has requested that the Purchaser forbear in connection with certain current Events of Default under the Note Agreement and agree to certain amendments and waivers under the Warrant Agreement, subject to the terms and conditions set forth in this Waiver, and the Purchaser has agreed to such forbearance, amendments and waivers, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter stated, the parties hereby agree as follows:

1. Waivers and Amendments.

(a) Subject to the conditions set forth in this Waiver, the Purchaser hereby waives (i) the requirement set forth in section 6 of the Warrant Agreement that Holdings shall not, without shareholder approval, issue shares of Holdings’ common stock, no par value, for maximum proceeds of $3,500,000 and warrants to acquire shares of Holdings common stock, no par value, to certain investors pursuant to the resolution of the Board of Directors of Holdings dated August 10, 2004; and (ii) the right under section 15 of the Warrant Agreement to purchase a portion of the securities referred to in clause (i) above.

(b) The Purchaser and Holdings agree that Gavin Thomson shall no longer be considered a “Principal” as defined in the Warrant Agreement.

(c) Item 2 of the Financial Covenants Schedule (Debt Service Coverage Ratio) is amended to add the following sentence:

“Notwithstanding the foregoing, for the calendar quarter ending September 30, 2004, Holdings shall not permit its Debt Service Coverage Ratio, as determined on a rolling four (4) calendar quarter basis, to be less than 0.90:1.”

(d) Section 6.3(a) of the Note Agreement is hereby amended to add the following sentence:

“Notwithstanding the foregoing, during the period from August 16, 2004 until December 31, 2004, Holdings, Borrower and their Subsidiaries shall not be required to promptly pay and discharge (i) all trade accounts payable in accordance with customary business terms (so long as accounts payable do not age significantly beyond aging as of August 16, 2004), (ii) Belgian VAT taxes for 2000 through 2004, and (iv) Texas sales and use taxes for 1998 through 2002.”

(e) Section 6.10 of the Note Agreement, relating to Capital Expenditures, is amended to add the following:

“Notwithstanding the foregoing, during the period from January 1, 2004 to December 31, 2004, Holdings and Borrower may incur Capital Expenditures of up to $1,650,000, provided that any such Capital Expenditures after August 16, 2004 are (i) set forth in a business plan provided to Purchaser and Holdings’ Board of Directors and (ii) approved by Holdings’ Board of Directors.”

(f) Section 7.1 of the Note Agreement (Events of Default) is amended to add the following:

“Notwithstanding the foregoing, if the Bank does not extend the October 30, 2004 maturity date of the Bank Indebtedness, then Holdings’ failure to repay all outstanding Bank Indebtedness on October 30, 2004 (and any default under any other Indebtedness caused by such failure to repay all outstanding Bank Indebtedness on October 30, 2004) shall not be deemed to be an Event of Default until the earlier of (i) the date the Bank or any other person commences any enforcement action under the Bank Agreement or otherwise, or (ii) December 31, 2004.”

(g) The Pledged Shares schedule attached to the Pledge Agreement is hereby amended to reduce the percentage of shares of ACT Business Solutions Ltd. pledged by Holdings (the Pledgor) from 65% to 60%.

(h) Section 14.2 of the Warrant Agreement is amended to add the following:

“Notwithstanding the foregoing, if, on or after August 16,2004, the addition of one or more representatives of the Institutional Holders pursuant to this Section 14.2 causes the Boards of Directors of the Company or Services to include more than seven members, then solely in order to add such representatives of the Institutional Holders, the Boards of Directors of the Company or Services may temporarily be expanded to include up to nine members.”

(i) If Borrower is in full compliance with all provisions of the Note Agreement and this Amendment as of December 31, 2004 (and provided that no Event of Default, other than the Specified Defaults as defined below, shall have occurred and all such Specified Defaults shall have been cured, to the extent curable), then all Specified Defaults shall be deemed to be waived by Purchaser as of December 31,2004.

2. Forbearance. So long as Holdings and Services comply with all terms and conditions of the Note Agreement, as amended by this Amendment (other than the Specified Defaults as defined below), the Purchaser agrees to forbear, until December 31, 2004, from (i) accelerating or demanding immediate payment of the Obligations, and (ii) exercising remedies against Borrower under the Note Agreement. For purposes of this Amendment, the Specified Defaults shall mean the Events of Default set forth on Exhibit A.

Such agreement to forbear is effective only for the Specified Defaults and not for any other defaults of covenants or obligations so listed by Purchaser or for any time periods not so listed by Purchaser.

3. Covenants of Holdings and Services. Holdings and Services agree as follows:

(a) Holdings agrees to retain an investment banker no later than September 30, 2004 to advise Holdings in connection with refinancing the Bank Indebtedness and the Note.

(b) Notwithstanding anything to the contrary in the Note Agreement, neither Holdings nor Services will make any principal payments on any Indebtedness on or after August 16, 2004 other than (i) the Bank Indebtedness and, (ii) payments of up to $40,000 per month to Compunetix in connection with the Borrower’s existing Indebtedness to Compunetix.

(c) Not later than September 15,2004, Holdings shall raise equity financing of at least $2,500,000.

(d) In accordance with Section 8.3 of the Note Agreement, Borrower will reimburse the Purchaser for all reasonable expenses in connection with this Waiver within 10 days of receiving notice from the Purchaser of such expenses.

Any failure by Holdings and Services to comply with the provisions of this Waiver shall constitute an Event of Default under the Note Agreement.

4. Conditions to Effectiveness. The effectiveness of this Waiver is expressly conditioned upon (i) Holdings and Borrower delivering to the Purchaser this Waiver duly executed by Holdings, Borrower, the Co-Borrowers (ACT Videoconferencing, Inc., ACT Proximity, Inc., and ACT Research, Inc.), and the Principals; and (ii) evidence satisfactory to the Purchaser that all events of default under any other promissory notes or loan agreements have been waived and such waivers are in full force and effect.

5. Reaffirmation of Financing Documents. All terms, conditions and provisions of the Note Agreement and the other Financing Documents are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this Waiver. All covenants, representations and warranties of Holdings and Borrower in this Waiver shall survive the closing and delivery of this Waiver. The Events of Default specified in the Note Agreement shall continue to be the events of default under the Note. The Purchaser’s remedies with respect to the occurrence of an Event of Default shall continue to be as set forth in the Note Agreement and in the Financing Documents.

6. Representations and Warranties. Holdings and Borrower represent and warrant to the Purchaser that (i) they have full power and authority to consummate this Waiver and the execution and delivery by Holdings of this Waiver have been duly and properly made and authorized, (ii) this Waiver and the Financing Documents to which Holdings and Borrower are a party each constitutes a valid and binding obligation of Holdings and Borrower, enforceable against Holdings and Borrower in accordance with its respective terms, (iii) the execution and delivery of this Waiver will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under Holdings and Borrower’s articles of incorporation or bylaws or any indenture or other agreement or instrument to which Holdings or Borrower is a party or by which they may be bound or result in the imposition of any Liens or encumbrances on any of its property (other than as contemplated in the other Financing Documents and as contemplated hereby), (iv) no approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is necessary in connection with the execution and delivery by Holdings of this Waiver, (v) Holdings and Borrower have no defense, offset or counterclaim with respect to the payment of any sum owed to the Purchaser, or with respect to the performance or observance of any warranty or covenant contained in the Financing Documents, and the Purchaser has performed all obligations and duties owed to Holdings and Borrower through the date of this Waiver, and (vi) other than the Specified Defaults, there is no Default or Event of Default.

7. General Release. In consideration of, among other things, the Waiver provided for herein, each of Holdings, Borrower and the Principals, on behalf of itself and its stockholders and other Affiliates and their successors and assigns (collectively, the “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, cross claims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Purchaser and any of their affiliates, partners, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Waiver. In entering into this Waiver, Holdings, Borrower and the Principals have consulted with and been represented by counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of the Note Agreement and the other Financing Documents and payment in full of the Obligations.

8. Governing Law. This Waiver and all matters concerning this Waiver shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

9. Entire Agreement. Except as modified by this Waiver, the Note Agreement and the Financing Documents remain in full force and effect. The Note Agreement, together with the other Financing Documents, embody the entire agreement and understanding among the parties to this Waiver, and supersedes all prior agreements and understandings among the parties relating to the subject matter of the Note Agreement and the Financing Documents as modified by this Waiver.

10. Counterparts; Telecopy Execution. This Waiver may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Waiver by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Waiver. Any party delivering an executed counterpart of this Waiver by facsimile shall also deliver a manually executed counterpart of this Waiver, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Waiver.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver effective as of the day, month and year first above written.

HOLDINGS: ACT Teleconferencing, Inc.

By
Its	CEO

BORROWER/SERVICES: ACT Teleconferencing Services, Inc.

By
Its	CEO

CO-BORROWER: ACT VideoConferencing, Inc.

By
Its	CEO

CO-BORROWER: ACT Proximity, Inc.

By
Its	CEO

CO-BORROWER: ACT Research, Inc.

By
Its	CEO

PRINCIPALS:

Gene Warren

Gerald D. Van Eeckhout

Accepted as of the date of this Waiver:

INVESTORS:

NEWWEST MEZZANINE FUND LP By Touchstone Capital Group LLLP, General Partner

David L. Henry, Managing General Partner

KCEP VENTURES II, L.P. By KCEP II, LC, General Partner

Terry Matlack, Managing Director

CONVERGENT CAPITAL PARTNERS I, L.P. By Convergent Capital, LLC, General Partner

Keith S. Bares, Executive Vice President

JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8,1992 By James F. Seifert and Nancy L. Seifert, as Trustees and not individually

James F. Seifert, Trustee

Nancy L. Seifert, Trustee

Exhibit A

Specified Defaults

1.	Failure to meet required Debt Service Coverage for the calendar quarter ending June 30, 2004.

2.	Failure to timely pay accounts payable (Note Agreement Section 6.3(a)).

3.	Failure to timely file Belgian statutory accounts and VAT tax returns for the years 2000 through 2004 and to timely file Belgian income tax returns for the years 2000 through 2003 (Note Agreement Section 6.3(a)).

4.	Failure to timely pay Belgian VAT taxes for the years 2001 through 2003 (Note Agreement Section 6.3(a)).

5.	Failure to pay Texas sales/use taxes for the years 1998 through 2002 (Note Agreement Section 6.3(a)).

6.	Payment of Restricted Junior Payments to Holdings to permit Holdings to meet various debt service obligations at a time when one or more Events of Default exist (Note Agreement Section 6.9(d)).

7.	Amendment of the terms of the Bank Indebtedness on March 31, 2004 and May 30, 2004 without Purchaser’s consent (Note Agreement Section 6.12).

8.	Failure to use proceeds of the Note as required by the Use of Proceeds Schedule.

9.	Failure to hold a board meeting of Services during the quarter ended June 30, 2004 (Warrant Agreement Section 14.1).